Exhibit 10.22
SUBLEASE AGREEMENT
THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of February 28, 2017, but effective as of January 1, 2017, by and between PEG PARTNERS, LLC, a Delaware limited liability company (“Lessor”), and PROMETHEUS ENERGY GROUP, INC., a Delaware corporation (“Lessee”).
RECITALS:
A. Pursuant to that certain Master Lease Agreement No. CW/1216-1 (the “Prime Lease”), M/G FINANCE CO., LTD., a Texas limited partnership (“Prime Lessor”), as lessor, has agreed to lease to Lessor, as lessee, certain items of personal property set forth in each Equipment Schedule (individually and collectively, a “Schedule”, and the equipment described in each Schedule, collectively, the “Equipment”) entered into, from time to time, pursuant to the Prime Lease.
B. Lessor desires to sublease to Lessee all of the Equipment (the “Subleased Equipment”), and Lessee desires to sublease the Subleased Equipment from Lessor, pursuant to the terms of this Sublease.
NOW, THEREFORE, in consideration of $10.00 and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1. Subleased Equipment; Prime Lease.
A. Lessor hereby subleases the Subleased Equipment to Lessee, and Lessee hereby subleases the Subleased Equipment from Lessor subject to the terms and conditions of the Prime Lease, except as otherwise provided herein.
B. Except as otherwise provided herein, with respect to the Subleased Equipment, Lessee shall have all of the rights and privileges that Lessor has as lessee under the Prime Lease during the Term (defined below) hereof. Notwithstanding the foregoing and unless mutually agreed among Lessee, Lessor and Prime, Lessor under no circumstance shall Lessee be entitled to extend the term of the Prime Lease, increase or decrease the amount of Equipment leased under the Prime Lease, or otherwise increase Lessor’s obligations with respect to the Prime Lease or the Equipment. Lessee shall not undertake or perform any action or omission which will constitute a breach of the Prime Lease or cause Lessor to breach any covenant or obligation under the Prime Lease.
C. In those instances under the Prime Lease in which the Prime Lessor has reserved certain rights with respect to the Subleased Equipment, Lessor shall be entitled to exercise all of such rights as against the Subleased Equipment and Lessee with the same force and effect as if all of such rights of the Prime Lessor had been expressly set forth in the provisions of this Sublease.

D. The following provisions of the Prime Lease are specifically agreed to be inapplicable as between Lessor and Lessee: Section 6 (Rent Payments), Section 9 (Use; Maintenance), Section 12 (Renewal), Section 15 (Indemnification), and Section 16 (Assignment By Lessee Prohibited).
E. In the event of a conflict between the Prime Lease and the provisions of this Sublease, the applicable provision which is more restrictive on Lessee, or which imposes the greater obligation on Lessee, shall control.
Section 2. Term.
If there are multiple Schedules incorporated into the Prime Lease establishing varying terms, then this Sublease will have varying terms and each such term (individually and collectively, the “Term”) will be conterminous with the terms specified in the respective Schedules, and the Term of this Sublease shall likewise expire, unless sooner terminated, on the date specified in the corresponding Schedule. If there is only one Schedule, then this Sublease will be conterminous with the term specified in such Schedule, and the Term of this Sublease shall likewise expire, unless sooner terminated, on the date specified in such Schedule.
Section 3. Rent.
The rent for the Subleased Equipment shall be due and payable to Lessor on the dates and in the amounts set forth in the Schedule. This Sublease is a net lease and Lessee agrees that its obligation to pay all rent and other sums payable hereunder are absolute and unconditional and shall not be subject to any abatement, reduction, setoff, defense, counterclaim or recoupment for any reason whatsoever. If any payment, whether for rent or otherwise, is not paid when due, Lessor may charge interest on the amount past due at a rate of 1.5% per month (or the maximum amount permitted by applicable law if less). Payments thereafter received shall be applied first to delinquent installments and then to current installments.
Section 4. Prime Lessor Obligations.
With respect to obligations to be performed by the Prime Lessor under the Prime Lease, if any, Lessor shall have no obligation with respect to the performance of such obligations, and shall have no liability to Lessee by reason of Prime Lessor’s failure to perform the same; however, in the event Prime Lessor shall breach such obligations, Lessor agrees to cooperate with Lessee (at Lessee’s expense) to cause Prime Lessor to perform such obligations.
Section 5. Insurance; Waiver of Subrogation.
Lessee shall maintain the insurance required to be maintained by Lessor as specified in Section 14 of the Prime Lease. With respect to such liability insurance coverage, Prime Lessor and Lessor shall be shown as additional insureds. Lessor and Lessee and all parties claiming by, through or under them, mutually release and discharge each other from all claims and liabilities arising from or caused by any damage covered or required hereunder or under the Prime Lease to be covered in whole or in part by insurance on the Subleased Equipment (including, without limitation, the other’s negligence) and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof and further agree to evidence such waiver endorsement to the required insurance policies.

Section 6. Indemnity.
A. Lessor shall indemnify, defend and hold harmless Lessee and Lessee’s officers, directors, representatives and employees from and against all losses, damages, injuries, death claims, demands and expenses, of whatsoever nature (i) arising out of the manufacture, purchase, ownership, delivery, lease, possession, use, misuse, condition, repair, storage or operation of any Subleased Equipment, regardless of where, how and by whom operated; (ii) arising out of negligence, tort, warranty, strict liability or any other cause of action with respect to the Subleased Equipment; (iii) arising out of any encumbrance being asserted against the Subleased Equipment; and (iv) arising out of the assessment, payment, non-payment or partial payment of any sales, use or other taxes pertaining to the Subleased Equipment. Such indemnification shall survive the expiration, cancellation, or termination of this Sublease. IT IS THE EXPRESS INTENT OF LESSOR AND LESSEE THAT THIS INDEMNITY PROVISION SHALL COVER AND INCLUDE ANY CLAIMS ASSERTING THAT ANY PERSON TO BE INDEMNIFIED HEREUNDER WAS NEGLIGENT IN WHOLE OR IN PART OR OTHERWISE CAUSED OR CONTRIBUTED TO THE CAUSE OF THE LOSS, DAMAGES, INJURIES, DEATH, OR EXPENSES.
B. Lessee shall indemnify, defend and hold harmless Lessor and Lessor’s officers, directors, representatives and employees from and against all losses, damages, injuries, death claims, demands and expenses, of whatsoever nature (i) arising out of the manufacture, purchase, ownership, delivery, lease, possession, use, misuse, condition, repair, storage or operation of any Subleased Equipment, regardless of where, how and by whom operated; (ii) arising out of negligence, tort, warranty, strict liability or any other cause of action with respect to the Subleased Equipment; (iii) arising out of any encumbrance being asserted against the Subleased Equipment; and (iv) arising out of the assessment, payment, non-payment or partial payment of any sales, use or other taxes pertaining to the Subleased Equipment. Such indemnification shall survive the expiration, cancellation, or termination of this Sublease. IT IS THE EXPRESS INTENT OF LESSOR AND LESSEE THAT THIS INDEMNITY PROVISION SHALL COVER AND INCLUDE ANY CLAIMS ASSERTING THAT ANY PERSON TO BE INDEMNIFIED HEREUNDER WAS NEGLIGENT IN WHOLE OR IN PART OR OTHERWISE CAUSED OR CONTRIBUTED TO THE CAUSE OF THE LOSS, DAMAGES, INJURIES, DEATH, OR EXPENSES. Lessee’s indemnity obligation to Lessor does not preclude Lessor from making any claim against Prime Lessor intended to be made by Lessor under the Prime Lease.
Section 7. Assignment and Subletting.
Lessee shall not pledge, mortgage, hypothecate, assign or in any way encumber this Sublease, or further sublet the Subleased Equipment, or any part thereof, without the prior written consent of Lessor and Prime Lessor in each instance, which shall be given or withheld at Lessor’s or Prime Lessor’s sole discretion. Notwithstanding any assignment or subletting, Lessee shall remain fully liable under this Sublease and shall not be relieved from performing any of its obligations hereunder.

Section 8. Use and Maintenance.
Lessee shall use the Subleased Equipment for those purposes permitted under the Prime Lease and for no other use or purpose. Lessee shall maintain and repair the Subleased Equipment in accordance with the terms and conditions of the Prime Lease. Lessee shall comply with all applicable laws and codes governing the Subleased Equipment and Lessee’s particular use thereof.
Section 9. Condition; Alterations; Surrender.
A. Lessee shall accept the Subleased Equipment in their “as is” condition, it being agreed by Lessee that neither Lessor nor any party acting on Lessor’s behalf, has made any representation or warranty with respect to the condition of the Subleased Equipment, nor with respect to its fitness or suitability for any particular purpose.
B. Without the written permission of Lessor and except as otherwise provided in the Prime Lease, Lessee shall not make any alterations or additions to the Subleased Equipment.
C. Upon the expiration or earlier termination of this Sublease for any reason whatsoever, Lessee shall promptly and peaceably surrender the Subleased Equipment to Lessor in accordance with the terms and conditions of the Prime Lease.
Section 10. Default.
Lessee agrees that it will not do or permit to be done any act or thing which will cause or constitute a breach the Prime Lease or which would otherwise give Prime Lessor the right to cancel or terminate the Prime Lease. Lessor shall not voluntarily terminate the Prime Lease or enter into an agreement with Prime Lessor to terminate or amend the Prime Lease which has an effective date of such termination during the Term hereof. In the event of litigation between the parties arising out of the terms and obligations of this Sublease, the prevailing party shall recover its reasonable attorneys’ fees from the other party.
If Lessee shall default in the fulfillment of any of its covenants and agreements set forth herein or under the Prime Lease, and Lessee shall fail to cure the default within any applicable cure periods, Lessor shall have the same rights and remedies with respect to such default as provided to Prime Lessor under the Prime Lease.
Section 11. Notices.
In lieu of the first sentence of Section 30 of the Prime Lease, all notices and demands which are required or permitted to be given hereunder shall be given by personal delivery or by sending such notice or demand by United States registered or certified mail, postage prepaid, return receipt requested. All notices shall be effective two days after being deposited in the United States mail in the manner required by this Section. All notices shall be sent to the address of the respective party set forth below or to such other address as said party shall be specify in writing:

Lessor:	Prometheus Energy Group, Inc. 10370 Richmond Ave., Suite 450 Houston, Texas, 77450
Attn: CEO
Attn: Legal

Lessee:	PEG Partners, LLC 10370 Richmond Avenue #450 Houston, Texas 77042 Attn: Legal
Section 12. Miscellaneous Provisions.
A. This Sublease, together with any exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior representations or understandings. This Sublease may not be modified except in writing signed by the parties hereto.
B. All obligations of Lessee which by their nature involve performance after the expiration or sooner termination of this Sublease, or which cannot be ascertained to have been fully performed until such time, shall survive the expiration or sooner termination of this Sublease.
C. Upon written request by Lessor, Lessee shall provide Lessor access to the Subleased Equipment to determine that Lessee is in compliance with the terms and provisions of this Sublease.
D. Subject to the provisions of Section 7 above, this Sublease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, legal representatives and assigns.
E. Except as otherwise expressly stated herein, whenever Lessor is entitled under the terms of this Sublease to give or withhold its consent, such consent shall be given or withheld in Lessor’s sole discretion.
F. Any capitalized terms not defined herein shall have the meaning ascribed to them in the Prime Lease.
G. In the event either party receives a notice from Prime Lessor, the receiving party agrees to immediately forward a copy of such notice to the other party.
[End of text; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this instrument, or caused the same to be executed, the day and year first above written.
LESSOR:
PEG PARTNERS, LLC,
a Delaware limited liability company

By:	/s/ James G. Aivalis
Name:	James G. Aivalis
Title:	Manager
LESSEE:
PROMETHEUS ENERGY GROUP, INC.,
a Delaware corporation

By:	/s/ James G. Aivalis
Name:	James G. Aivalis
Title:	CEO and President
SIGNATURE PAGE
TO
SUBLEASE AGREEMENT

PRIME LESSOR’S CONSENT
The undersigned Prime Lessor hereby consents to the provisions contained in this Sublease Agreement dated as of February 28, 2017, between PROMETHEUS ENERGY GROUP, INC., a Delaware corporation, and PEG PARTNERS, LLC, a Delaware limited liability company.
M/G FINANCE CO., LTD.,
a Texas limited partnership

By:	MGFC, LLC,
a Texas limited liability company its general partner

By:	/s/ Casey Crenshaw
Name:	6/1/2017
Title:	President
PRIME LESSOR’S CONSENT
TO
SUBLEASE AGREEMENT